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Exhibit 5.1

601 Lexington Avenue
New York, New York 10022
(212) 446-4800

www.kirkland.com

Facsimile:
(212) 446-4900

March 6, 2015

Ladder Capital Corp

345 Park Avenue, 8th Floor
New York, New York 10154

        Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3ASR (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") by Ladder Capital Corp (the "Company") to register the following securities of the Company: shares of Class A common stock, $0.001 par value per share (the "Common Stock"); shares of preferred stock, $0.001 par value per share (the "Preferred Stock"); warrants to purchase shares of Common Stock or Preferred Stock; debt securities ("Debt Securities"); and guarantees of Debt Securities ("Guarantees"). In addition, the Registration Statement registers shares of Common Stock (the "Secondary Shares") to be sold by certain stockholders of the Company (the "Selling Stockholders"). Each such securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Act").

        In connection with this opinion, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), relating to the offered securities will have become effective under the Act; (b) a prospectus supplement will have been prepared and filed with the Commission describing the securities offered thereby; (c) all offered securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (d) a definitive purchase, underwriting, sales agency or similar agreement with respect to the offered securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (e) any applicable indenture and indenture trustee will have been qualified under the Trust Indenture Act of 1939, as amended; (f) that the Company will receive at least par value for the any equity security issued; and (g) that the Company received the consideration called for by the governing agreements and relevant resolutions relating to the issuance of the Secondary Shares to the Selling Stockholders.

        Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we advise you that that:

  1.
  When the Common Stock and/or the Preferred Stock have been duly authorized by appropriate corporate authorization and issued upon receipt of payment therefor, the Common Stock and/or Preferred Stock will be validly issued, fully paid and non-assessable.

  2.
  When the Warrants and the related warrant agreement have been duly authorized by appropriate corporate authorization, the warrant agreement has been duly executed by the parties thereto, and the Warrants have been executed, countersigned, and delivered in accordance with the warrant agreement against payment therefor, the Warrants will be validly issued and will constitute binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  3.
  When the Debt Securities, the Guarantees, if any, and the applicable indenture have been authorized by appropriate corporate authorization, the applicable indenture has been duly executed by the parties thereto, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable indenture against payment therefore, the Debt Securities and Guarantees, if any, will be validly issued and binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  4.
  With respect to any Secondary Shares to be offered by the Selling Stockholders pursuant to the Registration Statement, such Secondary Shares have been validly issued, fully paid and non-assessable.

        This opinion does not cover the laws of any jurisdiction other than the laws of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of New York as currently in effect and the Delaware General Corporation Law.

        This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

        This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

        We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section "Legal Matters." In giving this consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

Chicago Hong Kong London Los Angeles Munich Palo Alto San Francisco Shanghai Washington, D.C.

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  Exhibit 5.1